Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Boulevard Elk Grove Village, IL 60007 847-439-2210

NEWS RELEASE

FOR IMMEDIATE RELEASE

FRIDAY, MAY 27, 2011

COMPANY CONTACT:	MEDIA CONTACT:
James D. Pawlak	Lynne Franklin
Vice President, Chief Financial Officer	Wordsmith
847-439-2210	847-729-5716

Material Sciences Corporation Announces

Additional Stock Repurchase Program

ELK GROVE VILLAGE, IL, Friday, May 27, 2011—Material Sciences Corporation (NASDAQ: MASC), a leading provider of material-based solutions for acoustical and coated applications, today announced that the company’s board of directors has authorized the repurchase of up to one million additional shares of common stock. All previous authorizations to repurchase shares have been completed. The share repurchases will be made from time to time at Material Sciences’ discretion, subject to market conditions and other factors, and will be funded with internally generated cash.

In connection with this new share repurchase authorization, Material Sciences today entered into a stock repurchase plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Purchases under this Plan are expected to commence on or after June 1, 2011.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. The company uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. The company’s stock is traded on the NASDAQ Capital Market under the symbol MASC.

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